Item 26. Exhibit (h) i. e. 1.

FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 1st day of January, 2017, between Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (“Insurance Company”), on behalf of itself and on behalf of the separate accounts set forth on Exhibit A, and each Participating Fund (as defined below).

ARTICLE I

DEFINITIONS

1.1	“1933 Act” shall mean the Securities Act of 1933, as amended.

1.2	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

1.3   “Board” shall mean the Board of Directors or Trustees, as the case may be, of a Participating Fund, which has the responsibility for management and control of the Participating Fund.

1.4   “Business Day” shall mean any day for which a Participating Fund calculates net asset value per Share (as defined below) as described in the Participating Fund’s Prospectus (as defined below).

1.5	“Close of Trading” shall mean the close of trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time.)

1.6	“Commission” shall mean the Securities and Exchange Commission.

1.7   “Contract” shall mean a variable annuity or variable life insurance contract that uses any Participating Fund as an underlying investment medium. Individuals who participate under a group Contract are “Participants.”

1.8   “Contractholder” shall mean any entity that is a party to a Contract (including any Participants thereunder) with a

Participating Company (as defined below).

1.9   “Disinterested Board Members” shall mean those members of the Board of a Participating Fund that are not deemed to be “interested persons” (as defined in the 1940 Act) of the Participating Fund.

1.10   “Dreyfus” shall mean The Dreyfus Corporation and its affiliates, including MBSC Securities Corporation (“MBSC”),

the distributor of each Participating Fund.

1.11	“FINRA” shall mean the Financial Industry Regulatory Authority.

1.12	“Insurance Company’s General Account(s)” shall mean the general account(s) of Insurance Company.

1.13   “Marketing Materials” shall mean advertisements (such as material published, or designed for use, in a newspaper,

magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or

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published article), educational or training materials or other communications distributed or made generally available to financial intermediaries or prospective investors in connection with distribution or servicing activities, and any other material constituting sales literature or advertising under FINRA rules, the 1940 Act or the 1933 Act.

1.14	“Participating Companies” shall mean any insurance company (including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with one or more of the Participating Funds for the purpose of making Participating Fund Shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.15	“Participating Fund” shall mean each investment company including, as applicable, any series thereof, specified in Exhibit B, as such Exhibit may be amended from time to time by agreement of the parties hereto, the Shares of which are available to serve as the underlying investment medium for the aforesaid Contracts.

1.16	“Prospectus” shall mean the currently effective prospectus and statement of additional information of a Participating Fund, relating to its Shares.

1.17	“Separate Account” shall mean a separate account duly established by Insurance Company and set forth on Exhibit A, as such Exhibit may be revised from time to time.

1.18	“Shares” shall mean (i) each class of shares of a Participating Fund set forth on Exhibit B next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit B next to the name of such Participating Fund, the shares of the Participating Fund.

ARTICLE II

REPRESENTATIONS

2.1	Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Separate Account pursuant to applicable insurance laws and regulations; (c) it has, to the extent required under applicable law, registered each Separate Account as a unit investment trust under the 1940 Act to serve as the segregated investment account for its Contracts; (d) each Separate Account is eligible to invest in Shares of each Participating Fund without such investment disqualifying any Participating Fund as an underlying investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts; (e) neither of Insurance Company’s General Account nor the general accounts of any of its affiliates shall invest in shares of a Participating Fund; and (f) it shall be fully responsible for the actions of any of its agents, assigns and affiliates hereunder.

2.2	Insurance Company represents and warrants that (a) to the extent required under applicable law, its Contracts will be described in a registration statement filed under the 1933 Act; (b) its Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of its Contracts shall comply in all material respects with applicable state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

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2.3

Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance

Company’s General Account(s) and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4	Insurance Company represents that its affiliates, MML Investors Services, LLC (MMLIS) and MML Distributors, LLC (MMLD) serve as principal underwriters for Insurance Company, assisting Insurance Company in providing certain administrative and recordkeeping functions associated with the Contracts, and will provide certain services to the Contract holders.:

a.	Insurance Company shall inform MBSC promptly of any pending or threatened action or proceeding by FINRA bearing on MMLD’s or MMLIS’ membership with FINRA and of any suspension or termination of such membership. Insurance Company further agrees to ensure that all records required by applicable laws or that are otherwise reasonably requested by MBSC in the event MMLIS’ or MMLD’s status as a member of FINRA or the Securities Investor Protection Corporation changes are maintained. Insurance Company recognizes that MMLIS and/or MMLD will be treated as a “Non-Member Broker-Dealer,” as defined by Rule 2420 of the NASD Conduct Rules (or any similar successor rule), during the period of any suspension of MMLD’s or MMLIS’ membership with FINRA. Accordingly, no payments required by applicable NASD and/or FINRA rules to be paid solely to a registered broker or dealer shall be paid by MBSC to Insurance Company or MMLIS or MMLD under any agreement between MBSC and Insurance Company as referenced in Article VI hereof while MMLIS or MMLD are suspended from FINRA.

b.	To the extent that MMLIS or MMLD makes a recommendation to Contractholders regarding a transaction in Shares, Insurance Company agrees that it is MMLIS’ or MMLD’s responsibility to fulfill its obligations under FINRA rules and to determine the suitability of any Shares as investments for Contractholders, and that MBSC has no responsibility for such determination.

2.5	Insurance Company understands and acknowledges that the Participating Funds may offer Shares in multiple classes, and Insurance Company represents and warrants that, to the extent MMLIS and MMLD recommend transactions in Shares, compliance procedures have been established that are designed to ensure that: (i) in offering more than one Share class of Participating Funds to Contractholders, Contractholders are made aware of the terms of each class of Shares offered, (ii) its representatives recommend only Shares that are appropriate investments for each Contractholder and (iii) there is proper supervision of MMLIS’ and MMLD’s representatives in recommending and offering different classes of Participating Fund Shares to Contractholders.

2.6	Each party agrees to comply with all applicable state and federal laws and regulations relating to consumer privacy and data security. Pursuant to Regulation S-P promulgated by the Commission under the Gramm-Leach-Bliley Act (“Reg. S-P”), Insurance Company agrees to deliver the Participating Funds’ then current consumer privacy notice to any Contractholder

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who purchases Shares from or through Insurance Company, at or prior to the time of the initial purchase, if the Contractholder would be considered a “consumer” or “customer” (each as defined in Reg. S-P) of the Participating Funds.

2.7	Each Participating Fund represents that it is registered with the Commission under the 1940 Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its Shares as an underlying investment medium for Participating Companies.

2.8	Each Participating Fund represents that it is currently or will be qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company promptly upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.9	Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a “modified endowment contract,” as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.10	Each Participating Fund represents that it will maintain its assets such that, at the close of each calendar quarter (or within 30 days thereafter), it will be “adequately diversified” within the meaning of Section 817(h) of the Code and Treasury Regulation 1.817-5.

2.11	Insurance Company agrees that each Participating Fund shall be permitted (subject to the other terms of this Agreement) to make its Shares available to other Participating Companies and Contractholders.

2.12	Each Participating Fund represents and warrants that any of its officers and employees who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable fidelity insurance company.

2.13	Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than $100 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable fidelity insurance company.

2.14	Insurance Company represents and warrants that it has adopted policies regarding market timing and frequent trading of Shares, and none of its Contractholders is or will be permitted to engage in trading activity which would violate such policies. In addition, Company

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acknowledges each Participating Fund may implement policies regarding market timing and frequent trading of Shares and Company agrees to cooperate in good faith with each Participating Fund in the implementation of any such policies and further agrees to comply with any and all requirements, restrictions and limitations described in each Participating Fund’s prospectus, including any restrictions on prohibitions relating to frequent purchases and redemptions of Shares. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to Participating Fund’s policies as described in Participating Fund’s prospectus or statement of additional information, as amended from time to time.

2.15	Insurance Company shall comply with economic, trade and financial sanctions resolutions, laws and regulations of the United States, including those administered and/or enforced by the Office of Foreign Assets Control (“OFAC”), United Nations and other applicable jurisdictions (“Sanctions Laws”). Insurance Company shall maintain policies, systems and controls to ensure that its Contract owners (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”), (ii) do not conduct business with, or derive revenue from anyone on Sanctions Lists, and (iii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of countrywide sanctions under any Sanctions Laws. Insurance Company agrees that Contract owner funds shall not be directly or indirectly derived from, and shall not be distributed to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. Insurance Company will promptly inform Dreyfus in writing if it becomes aware that any of its Contract owners invested in the Participating Funds are identified on any Sanctions Lists. Insurance Company shall have an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and/or other global legislation, where applicable. Insurance Company shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity. In addition, Insurance Company shall have a designated anti-money laundering compliance officer, and Insurance Company shall provide anti-money laundering training to its staff on an annual basis. Finally, Insurance Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. Insurance Company and Dreyfus will promptly inform each other in writing if Insurance Company or Dreyfus becomes aware of any violations of anti-money laundering laws by it or any of its Contract owners or if Insurance Company or Dreyfus is otherwise unable to comply with its obligations under this Section 2.15. Insurance Company also agrees to provide Dreyfus with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Participating Funds and the Underwriter to fulfill their obligations under applicable Sanctions Laws and the USA PATRIOT ACT (including maintaining records for at least five years).

ARTICLE III

PARTICIPATING FUND SHARES

3.1	The Contracts funded through the Separate Account will provide for the investment of certain amounts in Shares of each Participating Fund.

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3.2	Each Participating Fund agrees to make its Shares available for purchase at the then applicable net asset value per Share by Insurance Company and the Separate Accounts on each Business Day pursuant to rules of the Commission and subject to the terms of the Prospectus of such Participating Fund. Notwithstanding the foregoing, each Participating Fund may refuse to sell its Shares to any person, or suspend or terminate the offering of its Shares.

3.3	Each Participating Fund agrees that Shares of the Participating Fund will be sold only to (a) Participating Companies and their separate accounts or (b) “qualified pension or retirement plans” as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of any Participating Fund will be sold to the general public.

3.4	Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per Share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Each Participating Fund shall provide Insurance Company via e-mail with a file that sets forth the net asset value per Share for each Portfolio, including dividend or daily accrual rate information and capital gain information on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to provide such file with such net asset value per Share, as well as dividends and capital gains information by 6:00 p.m. Eastern Time. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately in writing by email upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day’s net asset value per Share.

3.5	In the event of an error in the computation of a Fund’s net asset value which, in accordance with procedures adopted by the Participating Fund’s Board of Trustees (the “Board”), as amended from time to time (the “NAV Error Policy”), requires adjustment to transactions previously effected on behalf of a Separate Account (an “NAV Error”), the Participating Fund shall notify Insurance Company as soon as possible after the discovery of such NAV Error and instruct Insurance Company as to the actions to be taken consistent with the NAV Error Policy. Notification may be oral, but shall be confirmed promptly in writing to Insurance Company. Should a material miscalculation by any Participating Fund or its agents result in a gain to Insurance Company, Insurance Company shall promptly reimburse the Participating Fund, the applicable Shares or its agent for any material losses incurred by the Participating Fund, the applicable Shares or its agents as a result of the incorrect calculation. Should a material miscalculation by the Participating Fund or its agent result in a gain to Contractholders, Insurance Company will consult with the Participating Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Participating Fund, the applicable Shares or its agents. Insurance Company shall then make such reasonable effort, at the expense of the Participating Fund or its agents, to recover the money and repay the Participating Fund, the applicable Shares or its agents, but Insurance Company shall not be obligated to take legal action against Contractholders.

3.6	At the end of each Business Day, Insurance Company will use the information described in Section 3.4 to calculate the unit values of the Separate Accounts for the day. Using this unit value, Insurance Company will process the day’s Separate Account transactions received by it by the Close of Trading (“Trade Date”) to determine the net dollar amount of the Shares of each Participating Fund that will be purchased or redeemed at that day’s closing net asset value per Share. Prior to 11:00 a.m. Eastern Time on the Business Day next following the Insurance Company’s receipt of the corresponding Separate Account transaction, the Insurance Company shall communicate to each Participating Fund by email or facsimile or,

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in the Insurance Company’s discretion, by telephone or any other method agreed upon by the parties from time to time, the net aggregate purchase or redemption orders (if any) for each Separate Account received by the Close of Trading on the prior Business Day. All orders communicated to the Participating Fund or its designee by the 11:00 a.m. deadline shall be treated by the Participating Fund or its designee as received prior to the Close of Trading on the Trade Date.

3.7	Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Shares of the Participating Fund for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per Share determined as of the Close of Trading on the day of receipt of such orders by Insurance Company acting as agent (“effective trade date”), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Shares of the Participating Fund, the conditions specified in Section 3.9, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.9, as applicable, will be effected at the net asset value per Share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.9. Insurance Company represents and warrants that all orders submitted by Insurance Company for execution as of the effective trade date shall represent purchase or redemption orders received from its Contractholders prior to the Close of Trading on the effective trade date.

3.8	Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any unusually large purchase or redemption orders.

3.9	Insurance Company shall make reasonable efforts to pay for Shares through the Federal Reserve Wire Transfer System (the “Fedwire System”) no later than 4:00 pm on the next Business Day following the

Trade Payment shall be in federal funds transmitted by wire transfer to the Participating Fund’s designated custodian. With respect to redemption orders placed by Insurance Company by 11:00am Eastern Time on the first Business day following the Trade Date, the Participating Fund or its designee will pay by wire transfer to Insurance Company proceeds of such redemptions no later than the close of the Fedwire System on the next Business Day following the Trade Date. Payment shall be in federal funds transmitted by wire transfer to the Separate Account’s settling bank as designated by Insurance Company. The Participating Fund agrees to redeem any full or fractional shares of any Share of Participating Fund when requested by Insurance Company on behalf of a Separate Account at net asset value in accordance with the operational procedures mutually agreed to by the Participating Fund and Insurance Company from time to time and the disclosure in the prospectus of the Shares. The Participating Fund shall make payment for such Shares in accordance with this Section 3.9 but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

Unless otherwise informed in writing, such redemption wires should be sent to:

Citibank, N.A.

New York, NY

ABA#

MassMutual, FA Clearing

Account #:

Reference:

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If the parties choose to use Fund/SERV or any other NSCC service, the following provisions shall apply:

3.10.	The parties agree to communicate, process and settle purchase and redemption transactions for Shares with respect to each Separate Account through the NSCC’s Fund/SERV and Networking systems or other NSCC service or system (collectively, the “NSCC System”) unless NSCC Systems are unavailable or if the parties otherwise choose to process transactions manually, in either case they shall process in accordance with Section 3.6 of this Agreement. The following provisions shall apply to transactions for Shares with respect to the Separate Accounts through NSCC Systems:

A.	For these purposes, “Networking” means NSCC’s system that allows mutual funds and life insurance companies to exchange account level information electronically; and “Settling Bank” shall mean the entity appointed by the Participating Fund or Insurance Company, as applicable, to perform such settlement services on behalf of the Participating Fund and Insurance Company, as applicable, which entity agrees to abide by NSCC’s then current rules and procedures to the extent they relate to same day settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

B.	On each Business Day, Insurance Company shall aggregate and calculate the net purchase and redemption orders for each Separate Account received by Insurance Company prior to the Close of Trading. Insurance Company shall communicate to the Participating Fund or its designee for that Business Day, through Fund/SERV, the net aggregate purchase or redemption orders for each Separate Account received by the Close of Trading on such Business Day (The “Trade Date”) no later than 11:00 a.m. Eastern Time on the Business Day following the Trade Date. All orders received by Insurance Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. The Participating Fund shall treat all trades communicated to Insurance Fund in accordance with this provision as received prior to the Close of Trading on the Trade Date.

C.	The Participating Fund shall calculate the net asset value per share of each Share of Participating Fund on each Business Day, and shall furnish to Insurance Company through NSCC’s Networking or

Mutual Fund Profile System: (i) the most current net asset value information for each Share; and (ii) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. Fund Company shall make reasonable efforts to furnish such information to Insurance Company by 6:00 p.m. Eastern Time on each Business Day.

D.	Insurance Company will wire payment for net purchase orders using the Participating Fund’s NSCC Firm Number, in immediately available funds, to an NSCC Settling Bank account designated by the Participating Fund or its designee in accordance with NSCC rules and procedures on the same Business Day such purchase orders are communicated to NSCC.

E.	The Participating Fund will redeem any full or fractional shares of any Share, when requested by Insurance Company on behalf of a Separate Account, at the net asset value next computed after receipt by Insurance Company (as designee of the Participating Fund) of the order for redemption and in accordance with the requirements set forth in the prospectus of the Participating Fund. The Participating Fund will use NSCC to wire payment for net redemption orders in immediately available funds, to an NSCC Settling Bank account designated by Insurance Company in accordance with NSCC rules and procedures on the Business Day such redemption orders are communicated to NSCC.

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3.11.	If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, or in the event there are rejected trades which require manual settlement due to exceptions processing, then the parties will follow the process set forth in Section 3.6.

3.12.	Insurance Company represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by Insurance Company from Contractholders treated as received prior to the Close of Trading on each Business Day are received by Insurance Company prior to the Close of Trading on such Business Day, and are not modified after the Close of Trading, and that all such orders received, but not rescinded, by the Close of Trading are communicated to MBSC or its designee for that Business Day. Each transmission of Share orders by Insurance Company shall constitute a representation that such orders are accurate and complete and are as received by Insurance Company by the Close of Trading on the Business Day for which the orders are to be priced, and that such transmission includes all Share orders received from Contractholders, but not rescinded, by the Close of Trading.

3.13.	Each Participating Fund has the obligation to ensure that its Shares are registered with the Commission at all times.

3.14.	Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Transfers of Shares of a Participating Fund will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record Shares ordered from a Participating Fund in an appropriate title for the corresponding account.

3.15.	Each Participating Fund agrees to provide Insurance Company (via email or by third party service such as Advisor Central), by 2:00pm Eastern Time on each Business Day, the total number of Shares of each Participating Fund held by each Separate Account as of the close of the immediately preceding Business Day.

3.16.	Each Participating Fund shall credit Insurance Company with the appropriate number of Shares.

3.17.

On each ex-dividend date of a Participating Fund, each Participating Fund shall make reasonable efforts to communicate to Insurance Company, by 6:00 pm via facsimile or email, the amount of dividend and capital gain, if any, per Share. All dividends and capital gains shall be automatically reinvested in additional Shares of the applicable Participating Fund at the net asset value per Share on the ex-dividend date. Each

Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, electronically notify Insurance Company of the number of Shares so issued.

3.18.	To the extent that a Separate Account is properly exempt from registration under the 1940 Act, at least once annually, at the request of a Participating Fund, or its designee, Insurance Company will certify the amount of purchases and redemptions of Shares from such Separate Account for the Participating Fund’s most recent fiscal year end.

3.19.	Neither Insurance Company nor any of its agents or assigns shall sell, market, or offer Shares of any Participating Fund in a manner that would require such Shares to be registered in a foreign country or foreign jurisdiction.

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ARTICLE IV

STATEMENTS AND REPORTS

4.1	Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company’s Participating Fund accounts by the fifteenth (15th) Business Day of the following month.

4.2	Each Participating Fund shall distribute to Insurance Company copies of the Participating Fund’s Prospectus and supplements thereto, proxy materials, notices, financial reports and other printed materials (which the Participating Fund customarily provides to the holders of its Shares) in quantities as Insurance Company may reasonably request for distribution to each of its existing Contractholders. In the event Insurance Company desires to utilize summary prospectuses, Insurance Company shall promptly notify each Participating Fund and at such time, the parties agree to abide by Exhibit C with respect to the use and delivery of summary prospectuses. Insurance Company may elect to print the Participating Fund’s Prospectuses, summary prospectuses, Statement of Additional Information, and its semi-annual and annual reports, or any of such documents, in combination with such documents of other fund companies which are also offered in Insurance Company’s insurance product. At Insurance Company’s request, the Participating Fund will provide, in lieu of printed documents, Prospectuses and financial reports in electronic form for printing by Insurance Company

4.3	Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, financial reports, proxy statements, applications for exemptions and requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its Shares (except for such materials that are designed only for a class of shares of a Participating Fund not offered to Insurance Company pursuant to this Agreement).

4.4	MBSC agrees to ensure that the Shares are registered for sale or otherwise qualified for sale in all 50 states and Puerto Rico. Insurance Company will make offers of Shares to Contractholders only in those states, and will ensure that Insurance Company (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with Insurance Company’s activities.

4.5	Insurance Company will provide to each Participating Fund at least one copy of all registration statements, prospectuses, financial reports, proxy statements, applications for exemptions and requests for no-action letters, and all amendments to any of the above, that relate to its Contracts or the Separate Account

4.6

Insurance Company will provide Participating Funds on a semi-annual basis, or more frequently as reasonably requested by the Participating Funds, with a current tabulation of the number of its existing Contractholders whose Contract values are invested in each Participating Fund. This tabulation will be sent to Participating Funds in the form of a letter signed by a duly authorized officer of Insurance Company attesting to the accuracy of the information contained in the letter.

ARTICLE V

SHAREHOLDER INFORMATION AND IMPOSITION OF TRADING RESTRICTIONS

5.1	Insurance Company agrees to provide promptly, but not later than ten Business Days, to the Participating Fund, upon Written request, solely for the purpose of facilitating your compliance with Rule 22c-2, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if

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known, of any or all Contractholder(s) who have purchased, redeemed, transferred or exchanged Shares held through a Separate Account with Insurance Company during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Contractholder(s) or the Separate Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. Nothing herein, nor any action by us, shall be construed as, or infer that we have undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to Participating Fund’s policies as described in Participating Fund’s prospectus or statement of additional information, as amended from time to time. To the extent practicable, the format for any transaction information provided to the Participating Fund should be consistent with the National Securities Clearing Corporation Standardized Data Reporting Format.

5.2	Requests must set forth a specific period, not to exceed ninety days from the date of the request, for which transaction information is sought. The Participating Fund may request transaction data older than ninety days from the date of the request as it deems necessary to investigate compliance with policies established by the Participating Fund for the purpose of eliminating or reducing dilution to the value of the outstanding Shares issued by the Participating Fund.

5.3	Insurance Company agrees to use best efforts to determine, promptly upon request of the Participating Fund, but not later than ten days, whether any person that holds Shares through Insurance Company or its Separate Account is an “indirect intermediary“ as defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”), and upon further request of the Participating Fund, (i) provide or arrange to have provided the information set forth in Section 5.1 of this Article V regarding Contractholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons. Insurance Company agrees to inform the Participating Fund whether Insurance Company plans to perform (i) or (ii).

5.4	MBSC agrees not to use the information received under this Article V for marketing or any other similar purpose without the prior Written consent of Insurance Company.

5.5	Insurance Company agrees to execute Written instructions from the Participating Fund to restrict or prohibit further purchases or exchanges of Shares by a Contractholder who has been identified by the Participating Fund as having engaged in frequent trading of Shares (directly or indirectly through a Separate Account) as defined in the Prospectus.

5.6

Instructions provided to Insurance Company will include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions will include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed-upon information to which the instructions relate. Instructions must be received by Insurance Company at the following address, or such other address that Insurance Company may communicate to Participating Fund in writing from time to time, including, if applicable, an email and/or facsimile telephone number:

22c-2requests@massmutual.com

5.7	Insurance Company must provide Written confirmation to the Participating Fund that instructions have been executed. Insurance Company agrees to provide the confirmation as soon as reasonably practicable, but not later than ten Business Days after the instructions have been executed.

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5.8	For purposes of this Article V only,

a.	“Written” communications include electronic communications and facsimile transmissions; and

b.	“Participating Fund” does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act; and

c.	“Contractholder” shall include, as applicable, (i) the beneficial owner of Shares, whether the Shares are held directly by Contractholder or by Insurance Company in nominee name; (ii) a Separate Account unit holder, notwithstanding that the Separate Account may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a Participating Fund underlying a variable annuity or variable life insurance contract.

ARTICLE VI

EXPENSES

6.1	The charge to each Participating Fund for all expenses and costs of the Participating Fund including, but not limited to, management fees, Rule 12b-1 fees, if any, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund’s daily net asset value per Share.

6.2	Except as provided in the following three sentences, all expenses of printing and distributing Fund prospectuses, supplements, and Statements of Additional Information shall be the responsibility of Insurance Company. For prospectuses and Statements of Additional Information provided by the Insurance Company to its existing Contractholders, in order to update disclosure annually as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Participating Fund. If Insurance Company chooses to print copies of the Participating Fund’s prospectus based on the electronic version provided by Participating Fund pursuant to Section 4.2 above, the Participating Fund will reimburse Insurance Company for its reasonable expenses of printing the Participating Fund’s prospectus. The same procedure shall be followed with respect to the Fund’s Statement of Additional Information. Insurance Company agrees to provide Participating Fund or its designee with such information as may be reasonably requested by Participating Fund to assure that Participating Fund’s expenses do not include the cost of printing any prospectuses, supplements, or Statements of Additional Information other than those actually distributed to existing Contractholders.

6.3	Except as otherwise provided in this Agreement and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its Shares. Insurance Company shall pay the following expenses or costs:

a.	such amount of the production expenses of any Participating Fund materials, including the cost of printing financial reports, or Marketing Materials for prospective Insurance Company Contractholders as Dreyfus and Insurance Company shall agree upon from time to time; and

b.	distribution expenses of any Participating Fund materials, (excluding proxy materials) or Marketing Materials for Insurance Company Contractholders or prospective Insurance Company Contractholders.

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Participating Fund or its designee will pay Insurance Company’s usual, customary and reasonable printing and distribution costs for printing and distributing, proxy materials, notices, financial reports, information statements and other printed materials to existing Contractholders.

Insurance Company will provide each Participating Fund or its designee with supporting documentation which is sufficient in the reasonable opinion of Participating Fund or its designee to enable Participating Fund or its designee to verify the expenses for which Insurance Company requests reimbursement. Insurance Company agrees to use its best efforts to minimize any expenses. If Insurance Company prints such documents, Insurance Company agrees that any printer it selects shall be a reputable printer within the industry.

Insurance Company shall select a tabulation vendor of its choice for all proxy solicitation and distribution. Insurance Company agrees that any vendor it selects shall be a reputable vendor within the industry. Participating Fund or its designee shall reimburse Insurance Company within a reasonable time after Insurance Company’s request, for Insurance Company’s costs. Participating Fund agrees to use best efforts to resolve any billing discrepancies detected by Insurance Company and to immediately remit any corrective payment upon demand.

MBSC may pay Insurance Company, or the broker-dealer acting as principal underwriter for Insurance Company’s Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms and conditions of an agreement between MBSC and Insurance Company or the principal underwriter for Insurance Company’s Contracts, as applicable, related to such plan.

ARTICLE VII

EXEMPTIVE RELIEF

7.1	Insurance Company has reviewed a copy of the Order of the Commission under Section 6(c) of the 1940 Act, dated February 5, 1998, applicable to the Participating Funds (the “Order”) and, in particular, has reviewed the conditions to the relief set forth in the Notice of Application for the Order (the “Conditions”). As set forth therein, Insurance Company agrees, as applicable, to report any potential or existing conflicts promptly to the Board, including whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under the Conditions by providing the Board with all information reasonably necessary for the Board to consider any issues raised. Insurance Company agrees to carry out such responsibilities with a view only to the interests of Contractholders.

7.2	If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice of the material irreconcilable conflict and its implications to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is a Participating Company for which such conflict is relevant, Insurance Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take whatever steps are necessary to eliminate the irreconcilable material conflict, including:

a.	withdrawing the assets allocable to some or all of the Separate Accounts (as applicable) from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such

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segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (e.g., variable annuity Contractholders or variable life insurance Contractholders of the Insurance Company) that votes in favor or such segregation, or offering to the affected Contractholders the option of making such a change; and

b.	establishing a new registered management investment company or managed separate account.

The foregoing responsibility of Insurance Company will be carried out with a view only to the interest of Contractholders.

7.3	If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and such decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Participating Fund’s election, to withdraw the investments of the Separate Account in the Participating Fund, without any charge or penalty as a result of such withdrawal.

7.4	For the purpose of this Article VII, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund or Dreyfus be required to establish, or to bear the costs of establishing, a new funding medium for any Contract. Insurance Company shall not be required by this Article VII to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the irreconcilable material conflict.

7.5	No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VII, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article VI.

7.6	If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then the Participating Funds, and/or the Insurance Company, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

7.7	Insurance Company shall at least annually (or more frequently if deemed by appropriate by the Board) submit to the Board of each Participating Fund such reports, materials or data as a Board may reasonably request so that the Board may fully carry out obligations imposed upon it by the Conditions.

ARTICLE VIII

VOTING SHARES OF PARTICIPATING FUND

8.1	The Participating Fund will provide Insurance Company or its designee with copies of the Participating Fund’s proxy materials applicable to the Shares. So long as the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable Contractholders, Insurance Company will::

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a.	Distribute proxy materials applicable to the Shares to eligible Contractholders;

b.	solicit voting instructions from eligible Contractholders on a timely basis and in accordance with applicable law; and

c.	vote the Shares of the Participating Funds in accordance with instructions received from its Contractholders; and

d.	vote the Shares of the Participating Funds for which no instructions have been received in the same proportion as Shares of the Participating Fund for which instructions have been received.

8.2	Insurance Company agrees that it shall not, without the prior written consent of each applicable Participating Fund and Dreyfus, solicit, induce or encourage Contractholders to change or supplement the Participating Fund’s current investment adviser or.

ARTICLE IX

MARKETING AND REPRESENTATIONS

9.1	Each Participating Fund or MBSC shall periodically furnish Insurance Company with the following documents relating to the Shares of the Participating Fund, in quantities as Insurance Company may reasonably request:

a.	current Prospectus and any supplements thereto; and

b.	Marketing Materials.

Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 6.2 of this Agreement.

9.2	Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

9.3	Insurance Company shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of Marketing Materials in which the Participating Fund, its investment adviser or the administrator, or Dreyfus is named, at least fifteen Business Days prior to its use. No such Marketing Materials shall be used unless the Participating Fund or its designee approves such Marketing Materials. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such Marketing Materials. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt. Notwithstanding the foregoing, the Insurance Company need not furnish, or cause to be furnished, to the Participating Fund or its designee revisions to Marketing Materials previously approved by the Participating Fund or its designee (“Updated Marketing Materials”) unless the Marketing Materials on which they are based have been materially changed. Each Participating Fund or its designee also reserves the right to review Marketing Materials and Updated Marketing Materials at any time upon request made by the Participating Fund or its designee to the Insurance Company. The Participating Fund or its designee may reasonably object to the continued use of any Marketing

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Materials or Updated Marketing Materials. No Marketing Materials or Updated Marketing Materials shall be used if the Participating Fund or its designee so objects.

9.4

Insurance Company shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable

Participating Fund, or in Marketing Materials approved by the applicable Participating Fund in accordance with Section 9.3.

9.5	Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating Fund’s Marketing Materials in which Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such Marketing Materials shall be used unless Insurance Company approves such Marketing Materials. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such Marketing Materials. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

9.6	No Participating Fund shall, in connection with the sale of Shares of the Participating Fund, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in Marketing Materials approved by Insurance Company in accordance with Section 9.5.

ARTICLE X

INDEMNIFICATION

10.1	Insurance Company agrees to indemnify and hold harmless each Participating Fund, Dreyfus, each Participating Fund’s investment adviser and sub-investment adviser (if applicable), each Participating Fund’s distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, “Fund Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any taxes, penalties or toll charges) (collectively, “Fund Party Loss”) for which any such Fund Indemnified Party may become subject, under the 1933 Act, the 1940 Act or otherwise, insofar as such Fund Party Loss (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact (i) contained in information furnished by Insurance Company for use in the registration statement or Marketing Materials of a Participating Fund or (ii) with respect to the Separate Accounts or Contracts, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (b) any conduct, statement or representation (other than statements or representations contained in the Prospectus or Marketing Materials of the Participating Fund not made in reliance upon and in conformity with information furnished to the Participating Fund or Dreyfus by or on behalf of Insurance Company specifically for use therein) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the Shares of the Participating

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Fund are an underlying investment; (c) wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the Shares of the Participating Fund, including any sale of Shares in a foreign country or jurisdiction that would cause the Participating Funds to have to be registered in such country or jurisdiction; (d) any incorrect calculation and/or untimely reporting by Insurance Company of net purchase or redemption orders; or (e) any material breach by Insurance Company of any representation, warranty and/or covenant made by Insurance Company in this Agreement or any other material breach of this Agreement by Insurance Company; provided, however, that with respect to clause (a) Insurance Company will not be liable in any such case to the extent that any such Fund Party Loss arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement or Marketing Materials in conformity with written information furnished to

Insurance Company by the Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

10.2	Dreyfus agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act (collectively, “Insurance Company Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any taxes, penalties or toll charges) (collectively, “Insurance Company Party Loss”) to which any such Insurance Company Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such Insurance Company Indemnified Loss (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Marketing Materials of a Participating Fund, (b) any omission to state in the registration statement or Marketing Materials of the Participating Fund any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (c) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Marketing Materials with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the Participating Fund or Dreyfus; provided, however, that neither Dreyfus nor any Participating Fund will be liable in any such case to the extent that any Insurance Company Party Loss arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or Marketing Materials in conformity with written information furnished to the Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which Dreyfus may otherwise have.

10.3	Each Participating Fund severally shall indemnify and hold Insurance Company harmless against any and all losses, claims, damages, liabilities or expenses which Insurance Company may incur, suffer or be required to pay due to the Participating Fund’s (i) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; or (ii) incorrect or untimely reporting of the daily net asset value, dividend rate or capital gain distribution rate; provided, that the Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company. In no event shall Dreyfus or any Participating Fund be liable for any consequential, incidental, special or indirect damages resulting to an Insurance Company Indemnified Party hereunder.

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10.4

Promptly after receipt by a party that may be entitled to indemnification under this Article X (“Indemnified Party”) of notice of the commencement of any action which may result in Fund Party Loss or Insurance Company Party Loss or losses, claims, damages, liabilities or expenses covered under Section 10.3, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Article X (“Indemnifying Party”), notify the Indemnifying Party of the commencement thereof. The omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this Article X, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the omission to give such notice. In case any such action is brought against any Indemnified Party, and it notified the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party, and to the extent that the Indemnifying Party has given notice to such effect to the Indemnified Party and is performing its obligations under this Article X, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent.

10.5	The indemnity agreements contained in this Article X shall not protect any indemnified party against liability to which such party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such party’s office, as the case may be.

10.6	A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article X.

ARTICLE XI

COMMENCEMENT AND TERMINATION

11.1	This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

11.2	This Agreement shall terminate without penalty:

a.	as to any Participating Fund, at the option of Insurance Company or the Participating Fund at any time from the date hereof upon 180 days’ notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

b.	as to any Participating Fund, at the option of Insurance Company, if Shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company; prompt notice of election to terminate shall be furnished by Insurance Company, such termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient number of Shares to meet the requirements of the Contracts within such ten-day period;

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c.	as to a Participating Fund, at the option of Insurance Company, upon the institution of formal proceedings against that Participating Fund by the Commission or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company’s reasonable judgment, materially impair that Participating Fund’s ability to meet and perform the Participating Fund’s obligations and duties hereunder; prompt notice of election to terminate shall be furnished by Insurance Company with such termination to be effective upon receipt of notice;

d.	as to a Participating Fund, at the option of each Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, FINRA or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund’s reasonable judgment, materially impair Insurance Company’s ability to meet and perform Insurance Company’s obligations and duties hereunder; prompt notice of election to terminate shall be furnished by such Participating Fund with such termination to be effective upon receipt of notice;

e.	automatically and without notice upon the termination of MMLIS’ and MMLD’s FINRA membership;

f.	as to a Participating Fund, at the option of that Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the ninetieth day following the giving of such notice, which ninetieth day shall be the effective date of termination;

g.	as to a Participating Fund, at the option of Insurance Company, if Insurance Company shall determine, in its sole judgment reasonably exercised in good faith, that the Participating Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operations of Insurance Company or its Separate Account, Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply to the ninetieth day following the giving of such notice, which ninetieth day shall be the effective date of termination;

h.	as to a Participating Fund, upon termination of the Investment Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Participating Fund investment adviser; such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

i.	as to a Participating Fund, in the event that Shares of the Participating Fund are not registered, issued or sold in accordance with applicable federal law, or such law

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precludes the use of such Shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company; termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

j.	at the option of a Participating Fund upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement; termination shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

k.	at the option of a Participating Fund, if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

l.	at the option of any party to this Agreement, upon another party’s breach of any material provision of this Agreement;

m.	at the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

n.	upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.

Any such termination shall not affect the operation of Articles VI or X of this Agreement. To the extent that this Article XI is inconsistent with Article VII or this Agreement, Article VII shall control.

11.3	Notwithstanding any termination of this Agreement, each Participating Fund may, at the option of the Participating Fund, continue to make available additional Shares of that Participating Fund for as long as the Participating Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if that Participating Fund so elects to make additional Shares of the Participating Fund available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement, such Participating Fund, as promptly as is practicable under the circumstances, shall notify Insurance Company whether that Participating Fund will continue to make Shares of that Participating Fund available after such termination. If such Shares of the Participating Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either of that Participating Fund or Insurance Company may terminate the Agreement as to that Participating Fund, as so continued pursuant to this Section 11.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Participating Fund, need not be for more than six months.

11.4	In the event of any termination of this Agreement in respect of a Participating Fund in connection with which the Participating Fund has not continued to make available additional Shares pursuant to Section 11.3, the parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no Shares of the Participating Fund beyond six months from the date of termination. Such

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steps may include, without limitation, substituting other investment company shares for those of the Participating Fund.

11.5	Termination of this Agreement as to any one Participating Fund shall not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this Article XI.

11.6	In the event that the Agreement is terminated, Insurance Company agrees to work cooperatively with MBSC to effect an orderly transition of Contractholder assets if Shares are redeemed or transferred.

ARTICLE XII

AMENDMENTS

12.1	Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund or class of Shares of a Participating Fund as specified in Exhibit B, shall be made by agreement in writing between Insurance Company and each respective Participating Fund.

ARTICLE XIII

NOTICE

13.1Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

Insurance Company:	Massachusetts Mutual Life Insurance Company Attention: General Counsel 1295 State Street, Springfield, MA 01111 Telephone: 413-744-5373

Fax:413-744-226-4134

Massachusetts Mutual Life Insurance Company Attention: Tina Wilson, Senior Vice President 1295 State Street Springfield, MA 01111 Telephone: 860-562-2641 Fax:860-562-6151

Participating Funds:	Name of Participating Fund c/o The Dreyfus Corporation 200 Park Avenue New York, New York 10166 Attn: General Counsel Telephone: 212-922-6000 Fax: 212-922-6880

with copies to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982

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Attn: David Stephens, Esq.

Notice shall be deemed to be given on the date of receipt by the addressees as evidenced by the return receipt.

ARTICLE XIV

MISCELLANEOUS

14.1	If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

14.2	The rights, remedies, indemnities and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the parties are entitled.

14.3	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

14.4	This Agreement has been executed on behalf of each Participating Fund by the undersigned officer of the Participating Fund in his or her capacity as an officer of the Participating Fund. The obligations of a Participating Fund under this Agreement shall only be binding upon the assets and property of such Participating Fund and shall not be binding upon any director, trustee, officer or shareholder of the Participating Fund individually. It is agreed that the obligations of the Participating Funds are several and not joint, that no Participating Fund shall be liable for any amount owing by another Participating Fund and that the Participating Funds have executed one instrument for convenience only.

ARTICLE XV

LAW

15.1	This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

ARTICLE XVI

FOREIGN TAX CREDITS

16.1	Each Participating Fund agrees to consult in advance with Insurance Company concerning any decision to elect or not to pass through the benefit of any foreign tax credits to the Participating Fund’s shareholders pursuant to Section 853 of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANE COMPANY

By: /s/ Tina M. Wilson

Name: Tina Wilson

Its: Senior Vice President

EACH PARTICIPATING FUND

By: /s/ Janette E. Farragher

Name: Janette E. Farragher

Its: Secretary

THE DREYFUS CORPORATION *

By: /s/ Bradley J. Skapyak

Name: Bradley J. Skapyak

Its: Chief Operating Officer

  *               With respect to Article X only.

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EXHIBIT A

Name of Separate Accounts

Any Separate Accounts of Massachusetts Mutual Life Insurance Company participating in Shares of each Participating Fund, including but not limited to:

Massachusetts Mutual Variable Life Separate Account I

A-1

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EXHIBIT B

LIST OF PARTICIPATING FUNDS

Funds	Share Class

Dreyfus Investment Portfolios
- Core Value Portfolio	Initial & Service Shares
- MidCap Stock Portfolio	Initial & Service Shares
- Small Cap Stock Index Portfolio	Service Shares
- Technology Growth Portfolio	Initial & Service Shares

Dreyfus Stock Index Fund, Inc.	Initial & Service Shares

The Dreyfus Socially Responsible Growth Fund, Inc.	Initial & Service Shares

Dreyfus Variable Investment Fund
- Appreciation Portfolio	Initial & Service Shares
- Growth and Income Portfolio	Initial & Service Shares
- International Equity Portfolio	Initial & Service Shares

- International Value Portfolio	Initial & Service Shares
- Opportunistic Small Cap Portfolio	Initial & Service Shares
- Quality Bond Portfolio	Initial & Service Shares

B-1

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EXHIBIT C

For purposes of this Exhibit C, the terms summary prospectus and statutory prospectus shall have the same meanings as set forth in Rule 498 under the 1933 Act.

Each Participating Fund and its distributor, MBSC, agrees to provide the summary prospectus for each Participating Fund Share that utilizes a summary prospectus in formats suitable for print and electronic delivery purposes. Each Participating Fund and MBSC, agree that the url website address (“Documents Site”) set forth on each Participating Fund’s summary prospectus is designed to lead directly to the Documents Site for the Participating Fund (“Participating Fund Documents Site”) and that the Participating Fund Documents Site complies with all applicable requirements of Rule 498(e) and (f)(3). Each Participating Fund and MBSC, as applicable, also agree to be responsible for compliance with the provisions of Rule 498 (f)(1) involving requests for additional Participating Fund documents made directly to the Participating Fund or to MBSC. The Participating Fund and MBSC are not required to provide the summary prospectus delivery option for any Shares and should the Participating Fund and MBSC decide to discontinue such option, MBSC agrees to give the Insurance Company no less than sixty (60) days’ advance written notice of such discontinuance and agrees to continue the hosting of the Participating Fund Document Site only as long as required by Rule 498(e)(1).

The parties hereto agree that Insurance Company is not required to use the summary prospectus delivery option for any Shares. If Insurance Company elects to use a Share’s summary prospectus, Insurance Company agrees to do so in compliance with the Agreement and Rule 498. Insurance Company also agrees that any binding together of summary prospectuses or statutory prospectuses with other materials will be done in compliance with Rule 498(c) and consistent with industry standards. Insurance Company further agrees that Insurance Company will be responsible for compliance with the provisions of Rule 498(f)(1) involving requests for Participating Fund documents made directly to Insurance Company. Insurance Company agrees to be solely responsible for the maintenance of its website links that lead to the Participating Fund Documents Site. Insurance Company acknowledges that the Participating Fund Documents Site is transmitted over the Internet on a best-efforts basis and that neither the Participating Fund nor MBSC warrants or guarantees its reliability. Insurance Company agrees that it will comply with any policies concerning the Participating Fund Documents Site usage that the Participating Fund or MBSC provides to Insurance Company, including any posted website Terms of Use.

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